MARCUM
ACCOUNTANTS ▲ ADVISORS

May 4, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by American Acquisition Opportunity, Inc. under Item 4.01 of its Form 8-K dated May 4, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of American Acquisition Opportunity, Inc. contained therein.

Very truly yours,

Marcum LLP

MARCUMGROUP
MEMBER